EXHIBIT 99.1

Sun Country Airlines Reports First Quarter 2021 Results

Q1 2021 GAAP EPS of $0.24 and operating income of $25 million

Q1 2021 Adjusted EPS of ($0.09)(1) and adjusted operating income of $1 million (1)

MINNEAPOLIS. May 5, 2021. Sun Country Airlines Holdings, Inc. (“Sun Country Airlines”, “Sun Country”, the “Company”) (NASDAQ: SNCY) today reported financial results for its first quarter ended March 31, 2021.

“We are pleased to be reporting our quarterly results for the first time as a public company following our successful IPO in March. The IPO strengthened our balance sheet and better positions Sun Country for long-term profitable growth,” said Jude Bricker, Chief Executive Officer of Sun Country. “While we remain in an unpredictable environment, our business is continuing to recover from the impact of COVID-19 on industry demand. I am encouraged by the recent improvement we are seeing in forward bookings. Demand really picked up in mid-February, and that momentum continues. As of today, our summer schedule is sold to a higher load factor as compared to the same time in 2019. Our charter business is recovering quickly, and we are flying a full twelve aircraft schedule in our cargo business.”

Overview of First Quarter

	Three Months Ended March 31,
(unaudited) (in millions, except share amounts)	2021	2020	% Change
Total operating revenue	$127.6	$180.3	(29.2)
Operating income	24.9	15.2	63.7
Income before income tax	17.8	9.7	83.8
Net income	12.4	7.3	71.2
Diluted earnings per share	$0.24	$0.15	60.0

	Three Months Ended March 31,
(unaudited) (in millions, except share amounts)	2021	2020	% Change
Adjusted operating income (1)	$1.2	$15.6	(92.3)
Adjusted income (loss) before income tax (1)	(4.7)	10.1	(146.5)
Adjusted net income (loss) (1)	(4.9)	7.6	(164.5)
Adjusted diluted earnings (loss) per share (1)	($0.09)	$0.16	(156.3)

For the quarter ended March 31, 2021, Sun Country reported net income of $12.4 million and income before income tax of $17.8 million, on $127.6 million of revenue. Adjusting to remove $22.5 million of net benefit from the CARES Act grant received during the quarter and other one-time items, adjusted income before income tax for the quarter was a loss of $4.7 million(1). GAAP operating income during the quarter was $24.9 million, producing an operating margin of 20%, while adjusted operating income was positive $1.2 million(1), resulting in an adjusted operating income margin of 0.9%(1). “In light of the COVID-19 driven reduction in demand in the first quarter, particularly early in the quarter, we are pleased with our strong results and we are highly confident that we remain on track to meet our expectations for the full year of 2021 and beyond,” said Dave Davis, President and Chief Financial Officer of Sun Country.

Page 1	Sun Country, Inc. d/b/a Sun Country Airlines®

First Quarter 2021 Highlights

•	On March 19, 2021, the Company successfully completed its initial public offering, with its stock trading on the NASDAQ under the symbol SNCY. A total of approximately 10.5 million shares were issued by the Company, raising approximately $225 million of net proceeds, after deducting underwriting discounts and commissions and offering fees and expenses
•	Repaid the U.S. Treasury loan received through the CARES Act program with $46.3 million of proceeds received from its initial public offering
•	Received $32.2 million grant from the CARES Act Payroll Support Program (PSP) 2 during the first quarter. On April 22, the Company received an additional $4.8 million true-up of the PSP-2 grant program
•	Continued focus on reducing aircraft ownership costs by purchasing five aircraft previously on operating leases at Sun Country. To execute the transaction, the Company borrowed $68 million through a delayed draw term loan facility. A sixth aircraft was purchased off lease in the second quarter of 2021, also using the delayed draw term loan facility
•	Announced continued expansion of the Company’s route network including service to nine new airports: Bradley International Airport (BDL), John Wayne Airport (SNA), George Bush Intercontinental Airport (IAH), Raleigh-Durham International Airport (RDU), Glacier Park International Airport (FCA), Fairbanks International Airport (FAI), Jackson Hole Airport (JAC), Indianapolis International Airport (IND) and Cincinnati/Northern Kentucky International Airport (CVG)
•	Announced 16 new nonstop routes to begin flying in the second quarter 2021, including nine nonstop routes from Minneapolis-St. Paul International Airport (MSP), two new nonstop routes from Dallas Fort Worth International Airport (DFW) and George Bush Intercontinental Airport (IAH) and one additional nonstop route from San Antonio International Airport (SAT), Indianapolis International Airport (IND) and Bradley International Airport (BDL)
•	Expanded partnership with Landline, adding connecting bus service from five additional Midwest cities: Brainerd, MN, Rochester, MN, St. Cloud, MN, La Crosse, WI, and Eau Claire, WI

Capacity

On a total departure basis, the Company grew 12% in the first quarter vs prior year, as its new cargo services segment more than offset the 22% decline in passenger service (scheduled plus charter) segment departures. On an available seat mile (“ASM”) basis, the Company saw scheduled service capacity decline 23% in the first quarter as it reduced flying to align with the reduced demand due to the COVID-19 pandemic. Scheduled passenger load factor declined to 67% versus 76% last year. Cargo and charter flying have proven to be more resilient during the pandemic, demonstrating the flexibility that has been built into the Company’s business model.

Revenue

For the first quarter of 2021, the Company reported total revenue of $127.6 million which was $53 million, or 29%, lower than the $180.3 million recorded in the first quarter of 2020. Sun Country primarily generates operating revenue from Scheduled service passenger revenue and ancillary sales, Charter service revenue, and Cargo revenue. The Company’s average base fare in the first quarter of 2021 declined 30% to $98.77 versus $140.34 in the same period last year, which was less impacted by COVID-19. The Company saw demand improve during the first quarter of 2021 as the number of vaccinations in the country increased and normal seasonal leisure demand patterns began to return. In contrast to the decline in base fare, ancillary

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revenue per passenger was little changed from $43.04 in the first quarter of 2020 to $42.98 in the first quarter of 2021.

Charter service revenue is primarily generated through service provided to collegiate and professional sports teams, the U.S. Department of Defense, casinos and other customers. In the first quarter of 2021, the Company’s charter service revenue was $25.8 million, down 12% versus $29.2 million in the first quarter of 2020, as the return of March Madness flying was offset by a decline in its Casino business.

Cargo revenue consists of revenue earned from flying cargo aircraft under the Air Transportation Services Agreement (“ATSA”) with Amazon. In the first quarter of 2021, cargo revenue was $21.6 million. Flying under the ATSA began in May 2020.

Cost

For the first quarter of 2021, total GAAP operating expenses decreased 38% year over year. First quarter 2021 operating expense includes a net Special Items credit of $26.9 million, consisting primarily of a $32.2 million credit from the CARES Act Payroll Support Program (“PSP2”), offset by certain one-time items related to the purchase of five aircraft that were previously under operating leases. Excluding these Special Items, total operating expenses decreased 22%.

The Company continues to focus on reducing its unit operating costs including reducing aircraft ownership, ground handling, and distribution expenses. Adjusted CASM is a non-GAAP measure derived from CASM by excluding fuel costs, Special Items described above, non-cash management stock compensation expenses, costs allocated to its cargo operations (starting in 2020 when the Company launched cargo operations), certain commissions and other costs of selling its vacations product from this measure. In the first quarter of 2021, Adjusted CASM was 6.15(2) cents.

Balance Sheet and Liquidity

The Company finished the first quarter with a strong balance sheet as it reduced net debt(3) to $236 million during the quarter versus $475 million at the end of 2020, primarily due to the proceeds of its initial public offering as discussed above. On March 24, 2021 the Company used a portion of the proceeds from the initial public offering to repay the U.S. Treasury loan it received through the CARES Act program. The Company received a $45 million loan through this program in October 2020. Sun Country has now fully repaid the loan along with accrued interest.

On April 29, 2021, the Company received its first installment of $17.3 million of the PSP-3 grant from the US Treasury. As of the end of April 2021, the Company had total liquidity of $325 million, consisting of $300 million in cash and equivalents and access to $25 million through an undrawn revolver.

Fleet

The Company currently operates 31 aircraft in passenger service, consisting of 30 Boeing 737-800s and one 737-700, and 12 737-800 freighter aircraft in its cargo operation. In April 2021, the Company entered into certain arrangements to take delivery of an additional three growth aircraft during the year and expects to acquire additional aircraft in the upcoming months.

Page 3	Sun Country, Inc. d/b/a Sun Country Airlines®

Guidance for Second Quarter 2021

	Q2 2021	H/(L) vs Q2 2019
Total revenue - millions	$129 to $135	(24%) to (20%)
Total system ASMs - millions	1,400 to 1,450	(20%) to (17%)
Adjusted CASM - cents	6.4 to 6.7	3% to 8%

Conference Call & Webcast Details

Sun Country Airlines will host a conference call to discuss its first quarter 2021 results at 8:30 a.m. Eastern Time on Thursday, May 6, 2021. A live broadcast of the conference call will be available via the investor relations section of Sun Country Airlines’ website at https://ir.suncountry.com/news-events/events-and-presentations. The online replay will be available on the same website approximately one hour after the call. The conference call can also be listened to live by dialing 1 (800) 708-4539 (U.S. toll free) or 1 (847) 619-6396 (U.S. toll).

About Sun Country Airlines

Sun Country Airlines is a new breed of hybrid low-cost air carrier that dynamically deploys shared resources across our synergistic scheduled service, charter and cargo businesses. Based in Minnesota, we focus on serving leisure and visiting friends and relatives ("VFR") passengers and charter customers and providing cargo CMI services, with flights throughout the United States and to destinations in Mexico, Central America and the Caribbean.

End Notes

1 – See additional details in the tables below in the section titled “Adjusted Operating Income Margin, Adjusted Income Before Income Tax, Adjusted Net Income, and Adjusted EBITDAR”

2 – See additional details in table below titled “Reconciliation of Adjusted CASM to CASM”

3 – Net debt = current portion of long-term debt + long-term debt + finance lease obligations + operating lease obligations – cash and equivalents

Contacts

Investor Relations

Chris Allen

651-681-4810

IR@suncountry.com

Media

Jessica Wheeler

651-900-8400

mediarelations@suncountry.com

Forward Looking Statements

This report contains forward-looking statements, which involve risks and uncertainties. These forward-looking statements are generally identified by the use of forward-looking terminology, including the terms “anticipate,”

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“believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “likely,” “may,” “plan,” “possible,” “potential,” “predict,” “project,” “should,” “target,” “will,” “would” and, in each case, their negative or other various or comparable terminology. All statements other than statements of historical facts contained in this report, including statements regarding our strategy, future operations, future financial position, future revenue, projected costs, prospects, plans, objectives of management, and expected market growth are forward-looking statements. The forward-looking statements are relating to:

•	our strategy, outlook and growth prospects;
•	our operational and financial targets and dividend policy;
•	general economic trends and trends in the industry and markets; and
•	the competitive environment in which we operate.

These statements involve known and unknown risks, uncertainties and other important factors that may cause our actual results, performance, or achievements to be materially different from any future results, performance, or achievements expressed or implied by the forward-looking statements.

These forward-looking statements reflect our views with respect to future events as of the date of this report and are based on assumptions and subject to risks and uncertainties. Given these uncertainties, you should not place undue reliance on these forward-looking statements. These forward-looking statements represent our estimates and assumptions only as of the date of this report and, except as required by law, we undertake no obligation to update or review publicly any forward-looking statements, whether as a result of new information, future events or otherwise after the date of this report. We anticipate that subsequent events and developments will cause our views to change. You should read this report completely and with the understanding that our actual future results may be materially different from what we expect. Our forward-looking statements do not reflect the potential impact of any future acquisitions, merger, dispositions, joint ventures, or investments we may undertake. We qualify all of our forward-looking statements by these cautionary statements. Additional information concerning certain factors is contained in the Company’s Securities and Exchange Commission filings, including but not limited to the Company’s Prospectus included in its registration statement on Form S-1, Quarterly Report on Form 10-Q, and Current Reports on Form 8-K.

Non-GAAP Financial Measures

We sometimes use information that is derived from the consolidated financial statements, but that is not presented in accordance with GAAP. We believe these non-GAAP measures provide a meaningful comparison of our results to others in the airline industry and our prior year results. Investors should consider these non-GAAP financial measures in addition to, and not as a substitute for, our financial performance measures prepared in accordance with GAAP. Further, our non-GAAP information may be different from the non-GAAP information provided by other companies. We believe certain charges included in our operating expenses on a GAAP basis make it difficult to compare our current period results to prior periods as well as future periods and guidance. The tables below show a reconciliation of non-GAAP financial measures used in this document to the most directly comparable GAAP financial measures.

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CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in thousands, except per share amounts)

(Unaudited)

	Three Months Ended March 31,
	2021	2020	% Change
Operating Revenues:
Scheduled Service	$54,620	$114,228	(52.2)
Charter Service	25,805	29,227	(11.7)
Ancillary	23,770	35,031	(32.1)
Passenger	104,195	178,486	(41.6)
Cargo	21,585	—	na
Other	1,831	1,844	(0.7)
Total Operating Revenue	127,611	180,330	(29.2)

Operating Expenses:
Aircraft Fuel	24,274	55,561	(56.3)
Salaries, Wages, and Benefits	44,075	38,091	15.7
Aircraft Rent	5,599	11,032	(49.2)
Maintenance	9,210	6,478	42.2
Sales and Marketing	5,110	8,572	(40.4)
Depreciation and Amortization	12,615	10,527	19.8
Ground Handling	5,230	9,292	(43.7)
Landing Fees and Airport Rent	8,785	11,114	(21.0)
Special Items, net	(26,871)	—	na
Other Operating, net	14,651	14,433	1.5
Total Operating Expenses	102,678	165,100	(37.8)
Operating Income	24,933	15,230	63.7

Non-operating Income/(Expense):
Interest Income	15	251	(93.9)
Interest Expense	(7,121)	(5,616)	26.8
Other, net	(5)	(169)	(97.0)
Total Non-operating Expense, net	(7,111)	(5,534)	28.5

Income before Income Tax	17,822	9,696	83.8
Income Tax Expense	5,406	2,445	121.1
Net Income	$12,416	$7,251	71.2

Net Income per share to common stockholders:
Basic	$0.26	$0.16	62.5
Diluted	$0.24	$0.15	60.0
Shares used for computation:
Basic	48,496,077	46,805,951	3.6
Diluted	52,508,186	48,225,603	8.9

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Key Operating Statistics

The following table presents key operating statistics and metrics for the three months ended March 31, 2021.

	Three Months Ended March 31,
	2021		2020		% Change
Scheduled service statistics:
Revenue passenger miles (RPMs) – thousands	774,999		1,149,906		(32.6)
Available seat miles (ASMs) – thousands	1,158,012		1,508,196		(23.2)
Load factor	66.9%		76.2%		(9.3) pts
Revenue passengers carried	553,032		813,938		(32.1)
Departures	4,323		5,806		(25.5)
Block hours	15,207		20,242		(24.9)
Aircraft miles	6,233,184		8,157,586		(23.6)
Passenger revenue per ASM (PRASM) - cents	4.72	¢	7.57	¢	(37.7)
Average base fare per passenger	$98.77		$140.34		(29.6)
Ancillary revenue per passenger	$42.98		$43.04		(0.1)
Fuel gallons - thousands	11,557		15,751		(26.6)

Total system statistics:
Average passenger aircraft – available for service	27.7		26.6		4.1
Passenger aircraft – end of period	31		32		(3.1)
Cargo aircraft – end of period	12		—		nm
Available seat miles (ASMs) – thousands	1,376,796		1,757,067		(21.6)
Departures	8,452		7,523		12.3
Block hours	26,932		24,087		11.8
Daily utilization – hours	6.7		8.2		(18.3)
Aircraft miles	10,784,543		9,534,560		13.1
Average stage length – miles	1,278		1,272		0.5
Total revenue per ASM (TRASM) - cents	7.70	¢	10.26	¢	(25.0)
Cost per ASM (CASM) - cents	7.46	¢	9.40	¢	(20.6)
Adjusted CASM - cents	6.15	¢	6.20	¢	(0.8)
Fuel gallons - thousands	13,993		18,571		(24.7)
Fuel cost per gallon, excluding derivatives	$1.91		$1.82		4.9
Employees at end of period	1,768		1,640		7.8

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Summary Balance Sheet

Unaudited (dollars in millions)	3/31/2021	12/31/2020	% Change
Cash and cash equivalents	269.6	62.0	334.8
Other current assets	58.6	64.7	(9.4)
Total current assets	328.2	126.7	159.0
Total property & equipment, net	456.9	414.5	10.2
Other	459.1	512.1	(10.3)
Total assets	1,244.2	1,053.3	18.1

Air traffic liabilities	94.7	101.1	(6.3)
Current finance lease obligations	10.0	11.5	(13.0)
Current operating lease obligations	20.7	34.5	(40.0)
Current maturities of long-term debt	29.2	26.1	11.9
Other current liabilities	83.0	80.5	3.1
Total current liabilities	237.6	253.7	(6.3)
Finance lease obligations	93.3	95.7	(2.5)
Operating lease obligations	77.8	112.7	(31.0)
Long-term debt	274.1	256.3	6.9
Income tax receivable agreement	115.2	0	n/a
Other	36.2	51.1	(29.2)
Total liabilities	834.2	769.5	8.4

Total stockholders equity	410.0	283.8	44.5

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Summary Cash Flow

Unaudited (dollars in millions)	3/31/2021	3/31/2020	% Change
Net cash provided by operating activities	15.8	13.9	13.7

Purchases of property & equipment	(54.4)	(75.3)	(27.8)
Other	(0.2)	0.2	(200.0)
Net cash used in investing activities	(54.6)	(75.0)	(27.2)

Cash received from stock offering	235.9		n/a
Proceeds from borrowing	68.0	108.8	(37.5)
Repayment of finance lease obligations	(3.9)	(4.3)	(9.3)
Repayment of borrowings	(46.1)	(47.3)	(2.5)
Other	(9.9)	(2.4)	312.5
Net cash provided by financing activities	244.0	54.9	344.4

Change in cash	205.3	(6.3)	n/a
Cash and equivalents and restricted cash – beginning of the period	70.4	64.5	9.1
Cash and equivalents and restricted cash – end of the period	275.6	58.1	374.4

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Calculation of Special Items

Dollars in thousands - Unaudited

The following table lists the items that are included as special items.

	Three Months Ended March 31,
	2021	2020
CARES Act grant recognition (1)	$(32,208)	$—
CARES Act employee retention credit (2)	(334)	—
Aircraft purchase impacts (3)	5,664	—
Other	7	—
Total special items, net	$(26,871)	$—

(1)	In the quarter ended March 31, 2021, the United States Department of the Treasury (the Treasury) awarded the Company a grant of $32,208 under the Payroll Support Program Extension (“PSP2”) under the Consolidated Appropriations Act, 2021. On April 22, 2021, we received $4,831 from the Treasury as a top-off grant under PSP2
(2)	Relates to a credit recognized under the CARES Act Employee Retention credit which is a refundable tax credit against certain employee taxes
(3)	Five aircraft were purchased in March 2021 that were previously under operating leases. The net loss results from the carrying value exceeding the fair value at time of purchase

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Adjusted Operating Income Margin, Adjusted Income Before Income Tax, Adjusted Net Income, and Adjusted EBITDAR

Adjusted Operating Income Margin, Adjusted Income Before Income Tax, and Adjusted Net Income are non-GAAP measures included as supplemental disclosure because we believe they are useful indicators of our operating performance. Derivations of operating income and net income are well recognized performance measurements in the airline industry that are frequently used by our management, as well as by investors, securities analysts and other interested parties in comparing the operating performance of companies in our industry. Adjusted EBITDAR is a non-GAAP measure included as supplemental disclosure because we believe it is a valuation measure commonly used by investors, securities analysts and other interested parties in the industry to compare airline companies and derive valuation estimates without consideration of airline capital structure or aircraft ownership methodology. We believe that while items excluded from Adjusted EBITDAR may be recurring in nature and should not be disregarded in evaluation of our earnings performance, Adjusted EBITDAR is useful because its calculation isolates the effects of financing in general, the accounting effects of capital spending and acquisitions (primarily aircraft, which may be acquired directly, directly subject to acquisition debt, by finance lease or by operating lease, each of which is presented differently for accounting purposes), and income taxes, which may vary significantly between periods and for different companies for reasons unrelated to overall operating performance. Adjusted EBITDAR should not be viewed as a measure of overall performance or considered in isolation or as an alternative to net income because it excludes aircraft rent, which is a normal, recurring cash operating expense that is necessary to operate our business. We have historically incurred substantial rent expense due to our legacy fleet of operating leased aircraft, which are currently being transitioned to owned and finance leased aircraft.

Adjusted Operating Income Margin, Adjusted Income Before Income Tax, Adjusted Net Income and Adjusted EBITDAR have limitations as analytical tools. Some of the limitations applicable to these measures include: Adjusted Operating Income Margin, Adjusted Income Before Income Tax, Adjusted Net Income and Adjusted EBITDAR do not reflect the impact of certain cash charges resulting from matters we consider not to be indicative of our ongoing operations; Adjusted EBITDAR does not reflect our cash expenditures, or future requirements, for capital expenditures or contractual commitments; Adjusted EBITDAR does not reflect changes in, or cash requirements for, our working capital needs; they do not reflect the interest expense, or the cash requirements necessary to service interest or principal payments, on our debt; although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and Adjusted EBITDAR does not reflect any cash requirements for such replacements; and other companies in our industry may calculate Adjusted Operating Income Margin, Adjusted Income Before Income Tax, Adjusted Net Income and Adjusted EBITDAR differently than we do, limiting each measure’s usefulness as a comparative measure. Because of these limitations, Adjusted Operating Income Margin, Adjusted Income Before Income Tax, Adjusted Net Income and Adjusted EBITDAR should not be considered in isolation or as a substitute for performance measures calculated in accordance with GAAP.

As derivations of Adjusted Operating Income Margin, Adjusted Income Before Income Tax, Adjusted Net Income and Adjusted EBITDAR are not determined in accordance with GAAP, such measures are susceptible to varying calculations and not all companies calculate the measures in the same manner. As a result, derivations of net income, including Adjusted Operating Income Margin, Adjusted Income Before Income Tax, Adjusted Net Income and Adjusted EBITDAR, as presented may not be directly comparable to similarly titled measures presented by other companies. For the foregoing reasons, each of Adjusted Operating Income Margin, Adjusted Income Before Income Tax, Adjusted Net Income and Adjusted EBITDAR has significant

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limitations which affect its use as an indicator of our profitability and valuation. Accordingly, you are cautioned not to place undue reliance on this information.

Reconciliation of Adjusted Operating Income to GAAP Operating Income

Dollars in thousands - Unaudited

The following table presents the reconciliation of adjusted operating income to GAAP operating income.

	Three Months Ended March 31,
	2021	2020
Operating revenue	$127,611	$180,330
Operating income	24,933	15,230
Special items, net (1)	(26,871)	—
Stock compensation expense	2,870	369
Tax receivable agreement expense (2)	264	—
Adjusted operating income	$1,196	$15,599

Operating income margin	19.5%	8.4%
Adjusted operating income margin	0.9%	8.7%

(1)	See special items table above for more details
(2)	This represents the one-time costs to establish the Tax Receivable Agreement with our pre-IPO stockholders

Reconciliation of Adjusted Income Before Income Tax to GAAP Income Before Income tax

Dollars in thousands - Unaudited

The following table presents the reconciliation of adjusted income before income tax to GAAP income before income tax.

	Three Months Ended March 31,
	2021	2020
Net Income	$12,416	$7,251
Add: Provision for income tax expense	5,406	2,445
Income before income tax, as reported	17,822	9,696
Pre-tax margin	14.0%	5.4%

Add: Special items, net (1)	(26,871)	—
Add: Stock compensation expense	2,870	369
Add: Loss on asset transactions, net	—	72
Add: Early pay-off of US Treasury loan	842	—
Add: Tax receivable agreement expense (2)	264	—
Add: Loss on refinancing credit facility	382	—
Adjusted income (loss) before income tax	$(4,691)	$10,137

Adjusted Pre-tax margin	(3.7%)	5.6%

(1)	See special items table above for more details
(2)	This represents the one-time costs to establish the Tax Receivable Agreement with our pre-IPO stockholders

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Reconciliation of Adjusted Net Income and Adjusted Earnings per Share to GAAP Net Income

Dollars in thousands, except for shares and per share - Unaudited

The following table presents the reconciliation of adjusted net income and adjusted earnings per share to GAAP net income.

	Three Months Ended March 31,
	2021	2020
Net income	$12,416	$7,251
Net income per share – diluted	$0.24	$0.15

Special items, net (1)	(26,871)	—
Stock compensation expense	2,870	369
Loss on asset transactions, net	—	72
Early pay-off of US Treasury loan	842	—
Tax receivable agreement expense (2)	264	—
Loss on refinancing credit facility	382	—
Income tax effect of adjusting items, net (3)	5,178	(101)
Adjusted net income (loss)	$(4,919)	$7,591

Diluted share count	52,508,186	48,225,603
Adjusted net income per share - diluted	$(0.09)	$0.16

(1)	See special items table above for more details
(2)	This represents the one-time costs to establish the Tax Receivable Agreement with our pre-IPO stockholders
(3)	The tax effect of adjusting items, net is calculated at the Company’s statutory rate for the applicable period

Reconciliation of Adjusted EBITDAR to GAAP Net Income

Dollars in thousands - Unaudited

The following tables present the reconciliation of Net Income (Loss) to Adjusted EBITDAR for the periods presented below.

	Three Months Ended March 31,
	2021	2020
Net income	$12,416	$7,251
Special items, net (1)	(26,871)	—
Loss on asset transactions, net	—	72
Interest expense	7,121	5,616
Stock compensation expense	2,870	369
Tax receivable agreement expense(2)	264	—
Interest income	(15)	(251)
Provision for income taxes	5,406	2,445
Depreciation and amortization	12,615	10,527
Aircraft rent	5,599	11,032
Adjusted EBITDAR	$19,405	$37,061

(1)	See special items table above for more details
(2)	This represents the one-time costs to establish the Tax Receivable Agreement with our pre-IPO stockholders

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Adjusted CASM is a non-GAAP measure derived from CASM by excluding fuel costs, costs related to our cargo operations (starting in 2020 when we launched our cargo operations), certain commissions and other costs of selling our vacations product from this measure as these costs are unrelated to our airline operations and improve comparability to our peers. Adjusted CASM is an important measure used by management and by our board of directors in assessing quarterly and annual cost performance. Adjusted CASM is also a measure commonly used by industry analysts and we believe it is an important metric by which they compare our airline to others in the industry, although other airlines may exclude certain other costs in their calculation of Adjusted CASM. The measure is also the subject of frequent questions from investors. Adjusted CASM excludes fuel costs. By excluding volatile fuel expenses that are outside of our control from our unit metrics, we believe that we have better visibility into the results of operations and our non-fuel cost initiatives. Our industry is highly competitive and is characterized by high fixed costs, so even a small reduction in non-fuel operating costs can lead to a significant improvement in operating results. In addition, we believe that all domestic carriers are similarly impacted by changes in jet fuel costs over the long run, so it is important for management and investors to understand the impact and trends in company-specific cost drivers, such as labor rates, aircraft costs and maintenance costs, and productivity, which are more controllable by management. Adjusted CASM also excludes special items and other adjustments, as defined in the relevant reporting period, that are not representative of the ongoing costs necessary to our airline operations and may improve comparability between periods. We also exclude stock compensation expense when computing Adjusted CASM. The Company’s compensation strategy includes the use of stock-based compensation to attract and retain employees and executives and is principally aimed at aligning their interests with those of our stockholders and at long-term employee retention, rather than to motivate or reward operational performance for any particular period. Thus, stock-based compensation expense varies for reasons that are generally unrelated to operational decisions and performance in any particular period. As derivations of Adjusted CASM are not determined in accordance with GAAP, such measures are susceptible to varying calculations and not all companies calculate the measures in the same manner. As a result, derivations of Adjusted CASM as presented may not be directly comparable to similarly titled measures presented by other companies. Adjusted CASM should not be considered in isolation or as a replacement for CASM. For the foregoing reasons, Adjusted CASM has significant limitations which affect its use as an indicator of our profitability. Accordingly, you are cautioned not to place undue reliance on this information.

Reconciliation of Adjusted CASM to CASM

The following table presents the reconciliation of CASM to Adjusted CASM.

	Three Months Ended March 31,
	2021		2020
	In thousands	Per ASM (cents)	In thousands	Per ASM (cents)
CASM	$102,678	7.46	$165,100	9.40
Less:
Aircraft fuel	24,274	1.76	55,561	3.17
Stock compensation expense	2,870	0.21	369	0.02
Special items,net (1)	(26,871)	(1.95)	—	—
Tax receivable agreement expense(2)	264	0.03	—	—
Cargo expenses, not already adjusted above	17,195	1.25	—	—
Sun Country Vacations	214	0.02	188	0.01
Adjusted CASM	$84,732	6.15	$108,982	6.20

Available seat miles (ASMs)	1,376,796		1,757,067

(1)	See special items table above for more details
(2)	This represents the one-time costs to establish the Tax Receivable Agreement with our pre-IPO stockholders

Page 14	Sun Country, Inc. d/b/a Sun Country Airlines®